Exhibit 10.01
OCEANEERING INTERNATIONAL, INC. 2006 ANNUAL CASH BONUS AWARD PROGRAM
On March 20, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Oceaneering International, Inc. (the “Company) approved the 2006 Annual Cash Bonus Award Programs for (a) Named Executive Officers in the cash compensation table of the Company’s 2006 proxy statement (“NEOs”) and (b) all other participating employees, each under the 2005 Incentive Plan of the Company. In the case of NEOs, cash bonuses are based on the level of achievement of net income for the Company in 2006 (“Net Income”) as compared to planned results approved by the Compensation Committee (100% of award). In the case of all other participating employees: (a) with respect to corporate employee participants, cash bonuses are based upon level of achievement as compared to planned results of: (i) Net Income (70% of award) and (ii) Individual Goals (30% of award), (b) with respect to profit center executives, cash bonuses are based on the level of achievement as compared to planned results of: (i) Net Income (50% of award), and (ii) goals of the executive’s profit center (50% of award), which profit center percentage amount is comprised of the level of achievement as compared to planned results of the following: operating income of the profit center (50%), HSE goals (20%), and objectives for the profit center (30%), and (c) for all other participating employees, based upon the level of achievement as compared to planned results of: (i) Net Income (20% of award), (ii) goals of the participant’s profit center (50%, which is comprised of the same elements as for profit center executives), and (iii) Individual Goals (30%).
For each participant, the maximum cash award achievable is a percentage approved by the Compensation Committee of the participant’s annual base salary as of March 1, 2006. For NEOs, that percentage ranges from 100%-125%, and for all other employees, the percentage ranges from 10%-80%. A participant must be employed by the Company or a subsidiary at the time the cash awards are approved for payment by the Compensation Committee to receive a cash award. Payment of any cash awards under the 2006 Annual Cash Bonus Award Program shall be made no later than March 15, 2007.